Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial statements presented below are based on, and should be read together with, the historical information that ViroPharma and Lev have presented in their respective filings with the SEC. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2008 gives effect to the acquisition as if it had occurred on September 30, 2008, and combines the historical balance sheets of ViroPharma and Lev as of September 30, 2008. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and for the nine months ended September 30, 2008 are presented as if the acquisition of Lev had occurred on January 1, 2007, and combines the historical results of ViroPharma and Lev for the year ended December 31, 2007 and for the nine months ended September 30, 2008. The historical financial information is adjusted to give effect to pro forma events that (i) are directly attributable to the acquisition, (ii) are factually supportable and (iii) with respect to the statements of operations, must be expected to have a continuing impact on combined results.

The pro forma adjustments related to the acquisition are based on a preliminary purchase price allocation whereby the cost to acquire Lev was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on the final purchase price and analyses of fair values of identifiable tangible and intangible assets, deferred tax assets and liabilities, and estimates of the useful lives of tangible and intangible assets, which will be completed after ViroPharma completes its valuation and assessment process using all available data. The final purchase price allocation will be performed using estimated fair values as of the date of the acquisition. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and ViroPharma’s future results of operations and financial position.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Although ViroPharma believes that certain cost savings may result from the acquisition, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated. As a result, the actual financial condition and results of operations of ViroPharma following the acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect ViroPharma’s financial condition or results of operations following the acquisition.

Balance Sheet

As of September 30, 2008

(in thousands, except share and per share data)	ViroPharma	Lev	Pro Forma Adjustments (footnote 3)		Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	612,808	27,023	(396,776	)(a)	243,055
Short-term investments	55,557	—	(20,966	)(b)	34,591
Accounts receivable, net	22,918	490	—		23,408
Inventory	5,141	12,024	450	(c)	17,615
Interest receivable	675	—	—		675
Prepaid expenses and other	1,096	657	—		1,753
Deferred income taxes	1,008	—	8,004	(d)	9,012

Total current assets	699,203	40,194	(409,288)		330,109

Intangible assets, net	124,197		448,219	(e)	572,416
Goodwill	—	—	174,805	(f)	174,805
Property, equipment and building improvements, net	14,443	183	—		14,626
Loan receivable	—	3,350	—		3,350
Deferred income taxes	7,243	—	25,897	(d)	33,140
Debt issue costs, net	6,810	158	(158	)(g)	6,810
Other assets	2,628	93	—		2,721

Total assets	854,524	43,978	239,475		1,137,977

Liabilities and Stockholders Equity
Current liabilities:
Accounts payable	4,497	2,093	—		6,590
Due to partners	1,441	—	—		1,441
Accrued expenses and other current liabilities	21,493	1,347	14,390	(h)	37,230

Total current liabilities	27,431	3,440	14,390		45,261

Non-current income tax payable & Other	2,919	17	—		2,936
Deferred income taxes	—	—	174,805	(f)	174,805
Long-term debt	250,000	15,015	(10,560	)(i)	254,455

Total liabilities	280,350	18,472	178,635		477,457

Commitments and Contingencies

Stockholders equity:
Common stock	140	1,578	(1,563	)(j)	155
Additional paid-in capital	506,402	105,682	(18,385	)(k)	593,699
Accumulated other comprehensive income (loss)	419	—	(966	)(l)	(547)
Retained earnings (accumulated deficit)	67,213	(81,754)	81,754	(m)	67,213

Total stockholders equity	574,174	25,506	60,840		660,520

Total liabilities and stockholders equity	854,524	43,978	239,475		1,137,977

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Statement of Operations

For the Nine Months Ended September 30, 2008

(in thousands, except per share data)	ViroPharma	Lev	Pro Forma Adjustments (footnote 3)		Pro Forma Consolidated
Revenues:
Net product sales	182,287	—	—		182,287

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	6,764	—	—		6,764
Research and development	45,083	11,147	—		56,230
Marketing, general and administrative	43,067	17,729	—		60,796
Intangible amortization	5,304	—	13,447	(n)	18,751

Total costs and expenses	100,218	28,876	13,447		142,541

Operating income (loss)	82,069	(28,876)	(13,447)		39,746

Other Income (Expense):
Interest income	13,468	326	(15,673	)(o)	(1,879)
Interest expense	(4,320)	(1,790)			(6,110)

Income (loss) before income tax expense	91,217	(30,340)	(29,120)		31,757
Income tax expense (benefit)	22,623	—	(10,237	)(p)	12,386

Net income (loss)	68,594	(30,340)	(18,883)		19,371

Net income (loss) per share:
Basic	0.98	(0.20)			0.25
Diluted	0.84	(0.20)			0.24

Shares used in computing net income (loss) per share:
Basic	69,946	153,862		(q)	77,306
Diluted	84,409	153,862		(q)	91,769

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Statement of Operations

For the Year Ended December 31, 2007

(in thousands, except per share data)	ViroPharma	Lev	Pro Forma Adjustments (footnote 3)		Pro Forma Consolidated
Revenues:
Net product sales	203,770	—	—		203,770

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	8,934	—	—		8,934
Research and development	35,869	15,379	—		51,248
Marketing, general and administrative	37,051	13,111	—		50,162
Intangible amortization	6,120	—	17,929	(n)	24,049

Total costs and expenses	87,974	28,490	17,929		134,393

Operating income (loss)	115,796	(28,490)	(17,929)		69,377

Other Income (Expense):
Interest income	24,265	913	(20,898	)(o)	4,280
Interest expense	(4,395)	(504)	—		(4,899)

Income (loss) before income tax expense	135,666	(28,081)	(38,827)		68,758
Income tax expense (benefit)	40,313	—	(13,497	)(p)	26,816

Net income (loss)	95,353	(28,081)	(25,330)		41,942

Net income (loss) per share:
Basic	1.37	(0.23)			0.54
Diluted	1.21	(0.23)			0.51

Shares used in computing net income (loss) per share:
Basic	69,827	122,955	(q	)	77,187
Diluted	80,891	122,955	(q	)	88,251

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of Transaction

On October 21, 2008, ViroPharma completed its acquisition of Lev, a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases, in a transaction to be accounted for as a business combination. In a business combination, the assets and liabilities of Lev will be recorded at the acquisition date, at their respective fair values, and consolidated with those of ViroPharma. The reported consolidated financial condition and results of operations of ViroPharma after completion of the acquisition will reflect these fair values. The purchase price, including acquisition-related fees and ViroPharma’s original investment in Lev’s common stock made in July 2008, for the outstanding Lev common stock is expected to approximate $492.0 million.

Under the terms of the merger agreement, each share of Lev common stock outstanding at the effective time of the merger was automatically converted into the right to the merger consideration which is a combination of:

•	$2.25 in cash, without interest, or the cash consideration;

•	a fraction of a share of ViroPharma common stock worth approximately $0.50, with cash in lieu of any fractional share, or the stock consideration; and

•

one non-transferable contingent value right (CVR), which entitles the holder to receive up to two contingent payments of $0.50 each in cash, payable upon the achievement of certain regulatory and commercial milestones.

The number of ViroPharma common shares to be issued was determined based on the average of the daily closing price per share of ViroPharma common stock for the 20 consecutive trading days during which ViroPharma common stock was actually traded on Nasdaq, ending at the close of trading on the second trading day immediately preceding the date of closing of the acquisition. Lev common stock holders received that number of shares of ViroPharma common stock equal to the quotient determined by dividing $0.50 by the average closing price.

The first CVR payment of $0.50 per share would become payable when either (i) Cinryze™ is approved by the FDA for acute treatment of HAE and the FDA grants orphan exclusivity for Cinryze™ encompassing the acute treatment of HAE to the exclusion of all other human C1 inhibitor products or, (ii) orphan exclusivity for the acute treatment of HAE has not become effective for any third party’s human C1 inhibitor product for two years from the later of the date of closing and the date that orphan exclusivity for Cinryze™ for the prophylaxis of HAE becomes effective. The second CVR payment of $0.50 per share would become payable when Cinryze™ reaches at least $600 million in cumulative net product sales within 10 years of closing of the acquisition. Each CVR payment would be approximately $87 million.

In addition, at the effective time of the merger, each Lev stock option that was outstanding and unexercised immediately prior to the effective time was converted into the right to receive the excess of the cash consideration over the per share exercise or purchase price of the applicable Lev stock option, a CVR, and the stock consideration, subject to the payment of cash in lieu of fractional shares of ViroPharma common stock, which together is referred to as the stock option consideration. The stock option consideration was reduced (first from the cash consideration, then from the stock consideration) by any required tax withholding. To the extent practical, Lev contacted holders of warrants to acquire shares of Lev common stock and provided the terms of the transaction such that warrant holders exercised their warrants prior to the effective time of the acquisition. Except as otherwise provided in the applicable warrant agreement, warrant holders that failed to exercise their warrants prior to the effective time of the merger will have the rights to receive the acquisition consideration upon exercise of such warrant at any time after the effective time of the acquisition.

ViroPharma issued approximately 7,359,667 shares of common stock to Lev stockholders and employees in the merger, based on the average market price of ViroPharma’s common stock a few days before and after the acquisition date.

ViroPharma made a $20 million investment in Lev in July 2008, by purchasing 9,661,836 shares of Lev common stock.

(2)	Purchase Price

Total estimated purchase price is summarized as follows:

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(continued)

(in thousands)
Amount of cash paid to holders of Lev common stock, stock options and warrants	$365,549
Fair value of shares of ViroPharma common stock to be issued	87,312
Original cost of ViroPharma’s investment in Lev common stock	20,000
Estimated transaction fees, including separation payments of $13.3 million made to Lev senior management at closing	19,171

Total estimated purchase price	$492,032

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed:

Assets Acquired:
Cash	$27,023
Accounts receivable	490
Inventory	12,474
Prepaid expenses & other	657
Deferred income taxes	33,901
PP&E	183
Loan receivable	3,350
Other assets	93
Intangible product rights	448,219

Total Assets	526,390

Liabilities Assumed:
Accounts Payable	2,093
Accrued Expenses	1,347
Long term debt	16,511
Accrued separation payment	14,390
Other non-current liabilities	17

Total Liabilities	$34,358

Total Purchase Price	$492,032

(3)	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(continued)

(a)	Cash and cash equivalents adjustments consist of the following:	September 30, 2008
		(In thousands)
	Amount of cash paid to holders of Lev common stock, stock options and warrants	$365,549
	Estimated transaction fees	19,171
	Repayment of Term loan payable	12,056

	Total	$396,776

(b)	To eliminate ViroPharma’s investment in Lev made in July 2008:	September 30, 2008
		(In thousands)
	Elimination of original investment in Lev at cost	$(20,000)
	Unrealized gain eliminated	(966)

	Total	$(20,966)

(c)	To adjust inventory for fair value step-up.

(d)	To record deferred income taxes.

(e)	To record the fair value of Cinryze product rights which will be amortized over its estimated useful life, which is estimated to be 25 years. The value of Cinryze product rights is based on a preliminary valuation analysis using a discounted cash flow model with a 16% discount rate.

(f)	To record goodwill and deferred tax liabilities for book to tax differences (primarily related to the Cinryze product rights).

(g)	To eliminate capitalized debt issuance costs of Lev due to repayment of debt at the closing of the merger.

(h)	To record the separation payments due after the closing of the merger.

(i)	To reflect repayment of Lev’s term loan payable on the acquisition date.

(j)	To record the following common stock adjustments:	September 30, 2008
		(In thousands)
	Elimination of Lev common stock	$(1,578)
	Issuance of ViroPharma common stock	15

	Total	$(1,563)

(k)	To record the following adjustments to additional paid-in capital:	September 30, 2008
		(In thousands)
	Elimination of Lev additional paid-in capital	$(105,682)
	Issuance of ViroPharma common stock	87,297

	Total	$(18,385)

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(continued)

(l)	To eliminate the unrealized gain on ViroPharma’s investment in Lev.

(m)	To eliminate Lev’s accumulated deficit.

(n)	To record amortization expense of Cinryze product rights. Annual amortization expense for Cinryze product rights would approximate $17.8 million which represents an estimated useful life of 25 years.

(o)	To eliminate interest income forgone on net cash and cash equivalents used to pay merger consideration or merger related costs.

(p)	Represents the tax effect relating to the pro forma adjustments.

(q)	For purposes of these unaudited pro forma condensed consolidated financial statements, the unaudited pro forma consolidated basic and diluted net income per share amounts are based on the historical weighted average number of shares of ViroPharma common stock outstanding, adjusted to reflect the issuance of shares of ViroPharma common stock as a result of the acquisition.